Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Astrana Health, Inc. for the Astrana Health, Inc. Employee Stock Purchase Plan and to the incorporation by reference therein of our reports dated March 12, 2026, with respect to the consolidated financial statements of Astrana Health, Inc., and the effectiveness of internal control over financial reporting of Astrana Health, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

March 30, 2026